UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2015

CVS HEALTH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011		05-0494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On June 12, 2015, CVS Pharmacy, Inc. (“CVS Pharmacy”), a wholly owned subsidiary of CVS Health Corporation (“CVS Health”), and certain subsidiaries of CVS Pharmacy (collectively, CVS Pharmacy and its subsidiaries are referred to herein as “CVS”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Target Corporation (“Target”), pursuant to which Target agreed to sell its pharmacy and clinic businesses to CVS for a cash purchase price of $1.887 billion, subject to certain adjustments. The closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) is subject to receipt of regulatory approval and other customary conditions and will occur on the later of receipt of regulatory approval or September 10, 2015. Either party will be permitted to terminate the Asset Purchase Agreement if the Closing has not occurred on or before March 15, 2016 (or September 15, 2016 (the “Outside Date”), solely in the event that, as of March 15, 2016, all conditions other than regulatory approval have been satisfied or waived). If the Asset Purchase Agreement is terminated solely due to the parties’ failure to obtain the required regulatory approval prior to the Outside Date, CVS Pharmacy is obligated to pay Target a termination fee of $150 million.

Subject to and upon the occurrence of the Closing, CVS and Target have agreed to enter into certain agreements, pursuant to which CVS will operate the pharmacy and clinic businesses in Target stores on a long-term basis. Pursuant to the terms of the agreements, CVS will have the exclusive right to operate pharmacies and operate or provide management services to clinics in Target stores and CVS will be precluded from operating pharmacies or clinics in stores of certain Target competitors. CVS’s right to operate pharmacies and clinics in Target stores is perpetual, subject to termination in only limited circumstances. The arrangement may be terminated by mutual consent of both parties, or by either party if (i) the other party suffers an adverse event that materially and adversely harms such other party’s goodwill or reputation that could reasonably be expected to have a material adverse effect on the reputation or goodwill of the terminating party if it continued its association with the non-terminating party, (ii) the other party breaches its obligations, which breach remains uncured and results in a material adverse effect on the business or operations of the non-terminating party in Target stores, (iii) the other party files for bankruptcy protection, or (iv) the other party is acquired by or consolidated with certain identified competitors of the terminating party.

CVS Health expects this transaction to generate sales and prescription volumes upon closing, and to generate operating profit over the long term. CVS will finance the transaction with additional debt. In combination with CVS Health’s planned acquisition of Omnicare, Inc., this transaction will increase CVS Health’s Adjusted Debt to EBITDA leverage ratio to approximately 3.2x. In support of reaching its leverage target of 2.7x, CVS Health is reducing its share repurchase guidance for 2015 by $1 billion, from $6 billion to $5 billion. This reduction in share repurchases reduces CVS Health’s 2015 Adjusted Earnings Per Share guidance by approximately one cent per share and will lower 2016 Adjusted Earnings Per Share by approximately 4 cents per share.

The timing of Closing is uncertain; assuming it closes near the end of the year, the transaction is expected to be approximately 6 cents dilutive to CVS Health’s Adjusted Earnings Per Share in 2016. This includes the dilutive impact to 2016 from a lower 2015 share repurchase of approximately 4 cents per share, as well as financing costs of approximately 5 cents per share; it excludes integration costs and any transaction or one-time costs associated with the Target transaction. On the same basis, the transaction is expected to be approximately 10 cents accretive to CVS Health’s Adjusted Earnings Per Share in 2017, and at least 12 cents accretive to CVS Health’s Adjusted Earnings Per Share in 2018 and beyond.

The information in this report is being furnished, not filed. Accordingly, the information in this report will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

By:	/s/ David M. Denton
David M. Denton Executive Vice President and Chief Financial Officer
Dated: June 15, 2015